Exhibit 99.2

Dear Team,

This weekend we will load our summer 2022 long-haul schedule, but it will not have the growth we initially expected. Boeing continues to be unable to deliver the 787s we have on order, including as many as 13 aircraft that were slated to be in our fleet by this winter. Without these widebodies, we simply won’t be able to fly as much internationally as we had planned next summer or as we did in summer 2019.

Despite this setback, we will take actions to control what we can and deliver the best possible airline to our customers. We will do our best to minimize the damage these aircraft delivery delays have caused to our long-haul portfolio while giving certainty to our customers who will begin to book summer travel in the new year.

Due to the lack of widebody aircraft, we must make several changes to the schedule, including eliminating or delaying several routes for summer 2022:
•We will no longer serve Edinburgh, Scotland; Shannon, Ireland; or Hong Kong. We’ll continue to evaluate these routes as more aircraft become available and would like to be able to serve them again in the future.
•Many markets we operated in 2019 will not return this summer, such as Dubrovnik, Croatia, and Prague.
•We are temporarily, but significantly, reducing frequencies to Asia-Pacific cities such as Shanghai, Beijing and Sydney throughout our system.
•We are delaying the launch of service to new markets, such as Seattle to Bangalore, India.

To mitigate the impact and provide the best international network possible:
•Every widebody in our fleet will be deployed to long-haul routes — no single widebody will operate exclusively in our domestic or short-haul international network (in contrast to summer and winter 2021).
•We already offer customers the best and biggest domestic and short-haul international network in the industry. In 2022, we will shift more resources to improve that flying and expect to offer customers a short-haul network that is even more comprehensive than what we offered in 2019.
•We are orienting our long-haul flying to preserve scale in our strongest markets, such as MCLA, and growing our scale in key partner hubs. We expect to fly a full schedule to London, Dublin and Madrid as soon as we are able, and we will add JFK to Doha, Qatar, this summer to build on our partnerships and grow our presence in Africa, India and the Middle East.

Our 787 aircraft are an important part of our fleet. Despite this delay, we still have great confidence in the Dreamliner and continue to work with Boeing on when these planes can be ultimately delivered to us. In addition, Boeing has advised us that they will compensate American for their inability to deliver the aircraft.

At the end of the day nothing can deter us. No matter the challenge we face, we will act swiftly and aggressively to deliver an industry-leading airline for our customers, reliably and profitably. Full stop. Thanks for all you do.

Vasu